Exhibit 99.1

November 5, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

SANTA LUCIA BANCORP ANNOUNCES MANAGEMENT CHANGES

LARRY PUTNAM TO RETIRE AT THE END OF 2008

JOHN HANSEN TO SUCCEED AS CEO OF BANCORP AND BANK

The Company announced today that in accordance with its management succession plans, Larry Putnam, Santa Lucia Bancorp President and CEO and Santa Lucia Bank’s Chief Executive Officer, will retire at the end of 2008.  He will remain on the Board of Directors of both the Bank and Bancorp.  John C. Hansen, Santa Lucia Bank’s President and Chief Operating Officer and Santa Lucia Bancorp’s Executive Vice President and Chief Financial Officer will become President and CEO of both companies at the end of the year.  He is currently a member of the Board of Directors of both Santa Lucia Bancorp and Santa Lucia Bank.

“Larry’s retirement and replacement with John Hansen has been planned as part of the Company’s and Bank’s overall management succession for several years”, stated Chairman Jerry W. DeCou III.  “We have been in transition for the past two years to insure a smooth change in Senior Management.  Larry’s original decision to retire at the end of 2008 was initiated several years ago by some health issues and his desire to retire when he is still young enough to enjoy his hobbies and family, including seven grandchildren.”

John C. Hansen joined Santa Lucia Bank in 1995 with the Merger of Central Coast National Bank into Santa Lucia Bank.  He served as President, Chief Executive Officer and a Director of Central Coast National Bank prior to the merger.  “We are very pleased to have someone with John’s experience and background ready to take over.  John has been an important part of our Company for the past 13 years and fully understands our Company’s culture, which has been very important to our success,” DeCou said.

“Larry will remain a member of both company’s Board of Directors which will enable us to continue to draw on his experience and knowledge”, continued Chairman DeCou.  “We are all very happy for Larry and wish him the best in retirement.”

Effective at the end of the year, Santa Lucia Bancorp’s senior officers will be John C. Hansen, President and CEO and Jim Cowan, Executive Vice-President, Chief Financial Officer and Corporate Secretary.  The Bank’s senior officers will be John C. Hansen, President and CEO, Jim Cowan, Executive Vice President, Chief Administrative Officer and Corporate Secretary and John McNinch, Senior Vice President and Credit Administrator.